Exhibit 23.6

RP® FINANCIAL, LC. Financial Services Industry Consultants

            December 29, 2006

Board of Directors

Pocahontas Bancorp, Inc.

1700 East Highland Drive

Jonesboro, Arkansas 72403

Members of the Board of Directors:

We hereby consent to the use of our firm’s name and the inclusion of our fairness opinion, pursuant to the Agreement and Plan of Merger by and between Pocahontas Bancorp, Inc. and IBERIABANK Corporation, in the registration statement of IBERIABANK Corporation and the proxy materials of Pocahontas Bancorp, Inc.

            Sincerely,

            RP® FINANCIAL, LC.

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